FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2005 FOURTH QUARTER ANDYEAR-END RESULTS, AHEAD OF GUIDANCE

Management Reaffirms 2006 Guidance

New York, New York, March 8, 2006 -- Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced results for the fourth quarter and year ended December 31, 2005, which exceeded management's prior guidance.

Fourth Quarter 2005 Compared to Fourth Quarter 2004

  Net sales rose 3.0% to $65.7 million from $63.8 million; at comparable foreign currency exchange rates, net sales were up 9.3%;
  Gross margin was 61% compared to 57%;
  S,G&A expense as a percentage of sales was 49% compared to 45%;
  Income from operations rose 8% to $8.1 million from $7.5 million;
  Net income rose 11.0% to $3.9 million from $3.5 million; and,
  Diluted earnings per share were $0.19 compared to $0.17.

Discussing the final quarter of the year, Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "The fourth quarter of 2005 was a turning point, marking the resumption of comparable quarter growth in operating income, net income and diluted earnings per share. Due primarily to the substantial increase in gross margin, fourth quarter profitability came in ahead of expectations. Of note, this improvement was achieved despite a 71% increase in comparable quarter promotion and advertising expenses, as well as approximately $1.4 million in fourth quarter Gap and Banana Republic start-up expenses."

2005 Full Year Results

Inter Parfums reported record sales of $273.5 million, up 16% from $236.0 million. At comparable foreign currency exchange rates, net sales for 2005 were up 17% compared to 2004. Prestige product sales rose 22% for the year and represented 89% of consolidated sales while mass market sales declined 18% in 2005. Net income declined 3.0% to $15.3 million from $15.7 million in 2004. Diluted earnings per share were $0.75 in 2005 as compared to $0.77 in 2004.

Mr. Madar noted, "While several new fragrances were introduced in 2005, we did not have any major global product launches. Nonetheless, we enjoyed sales growth among the three largest fragrance brands in our portfolio, Burberry, Lanvin and Paul Smith. Of special note, Lanvin fragrances turned in a stellar performance in 2005, with sales of $34.6 million. A small part of that growth was attributable to our first new Lanvin fragrance, Arpege Pour Homme, which debuted in the fourth quarter and geographic rollout is now underway."

Mr. Madar went on to discuss the first new woman's fragrance of 2006, stating, "Retail sales have begun for Burberry London and we believe that it may become one of the best selling Burberry fragrances in the portfolio. In the U.K., we launched exclusively at Selfridge's and in the U.S., we are launching with the top specialty retailers including Saks Fifth Avenue, Bloomingdale's, Bergdorf Goodman, Nordstrom and Neiman Marcus for a 400 door launch total. The Burberry London men's fragrance is scheduled for launch in the fall."

Discussing the remainder of the 2006 prestige product pipeline, Mr. Madar noted, "We are still on track to introduce a new women's fragrance for Lanvin and new men's lines for Paul Smith, S.T. Dupont and Nickel later this year."

Management also affirmed its record net sales, net income and diluted earnings per share guidance for 2006. As was announced on November 28, 2005, Inter Parfums is targeting 2006 net sales of approximately $301 million and net income of approximately $16.9 million or $0.83 per diluted share. Inter Parfums also indicated that its guidance assumes the dollar remains at current levels. The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).

Russell Greenberg, Executive Vice President and CFO stated, "This 16% improvement in 2005 net income factors in the continued high level of expenses related to the new Banana Republic and Gap personal care product programs which we are creating, developing and manufacturing for Banana Republic and Gap stores in North America. We are also delighted by the recent expansion of our agreement with Gap Inc. to include personal care products for the Gap Outlet Stores and Banana Republic Factory Stores in North America."

Mr. Greenberg, continued, "Our financial position remains exceptionally strong. At December 31, 2005, working capital aggregated $131 million and we closed the year with a working capital ratio of 2.9 to 1. Cash and cash equivalents and short-term investments aggregated $60 million."

Inter Parfums also announced that its Board of Directors authorized the continuation of the cash dividend of $0.16 per share per annum, payable $0.04 on a quarterly basis. The next cash dividend of $0.04 per share is to be paid on April 14, 2006 to shareholders of record on March 31, 2006.

Conference Call

Inter Parfums' management will host a conference call at 11:00 am ET on Thursday, March 9, 2006, to discuss financial results and other developments. Interested parties may participate by calling 706-679-3037 approximately 10 minutes before the start time. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. With respect to our agreements with Gap Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, and Diane von Furstenberg and has controlling interest in Nickel S.A., a men's skin care company. Its recent entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores. Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611/amarathis@equityny.com www.theequitygroup.com

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Share and Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 30,
	2005	2004	2005	2004
	Unaudited	Unaudited	Audited	Audited

Net sales	$ 65,657	$ 63,832	$ 273,533	$ 236,047

Cost of sales	25,480	27,447	115,827	113,988

Gross margin	40,177	36,385	157,706	122,059

Selling, general and administrative	32,067	28,874	126,353	89,516

Income from operations	8,110	7,511	31,353	32,543

Other expenses (income):
Interest	278	347	970	798
(Gain) loss on foreign currency	399	(143)	296	360
Interest income	(232)	(199)	(1,194)	(782)
(Gain) loss on subsidiary's issuance of stock	(431)	505	(443)	529

	14	510	(371)	905

Income before income taxes and minority interest	8,096	7,001	31,724	31,638

Income taxes	2,613	2,932	11,133	11,542

Net income before minority interest	5,483	4,069	20,591	20,096

Minority interest in net income of consolidated subsidiary	1,592	583	5,328	4,393

Net income	$ 3,891	$ 3,486	$ 15,263	$ 15,703

Net income per share:
Basic	$0.19	$0.18	$0.76	$0.82
Diluted	$0.19	$0.17	$0.75	$0.77
Weighted average number of shares outstanding:
Basic	20,244,968	19,307,579	20,078,424	19,204,768
Diluted	20,492,121	20,386,720	20,486,583	20,494,038

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS
	December 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$ 42,132	$ 23,372
Short-term investments	17,400	17,600
Account receivable, net	82,231	75,382
Inventories	48,631	61,066
Receivables, other	2,119	2,703
Other current assets	4,213	930
Income tax receivable	104	544
Deferred tax assets	3,011	2,605

Total current assets	199,841	184,202

Equipment and leasehold improvements, net	5,835	6,448

Trademarks, licenses and other intangible assets, net	30,136	34,171

Goodwill	4,476	5,143

Other assets	622	521

	$ 240,910	$ 230,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 989	$ 748
Current portion of long-term debt	3,775	4,359
Accounts payable	40,359	30,730
Accrued expenses	21,555	15,385
Income taxes payable	1,269	2,533
Dividends payable	810	581

Total current liabilities	68,757	54,336

Deferred tax liability	1,783	2,839

Long-term debt, less current portion	9,437	15,258

Put option	743	838

Minority interest	32,463	30,705

Shareholders' equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 20,252,310 and 19,379,917 shares in 2005 and 2004, respectively	20	19
Additional paid-in capital	36,640	35,538
Retained earnings	112,802	100,772
Accumulated other comprehensive income	3,574	16,431
Treasury stock, at cost 6,302,768 and 7,064,511 common shares in 2005 and 2004, respectively	(25,309)	(26,251)

Total shareholders' equity	127,727	126,509

Total liabilities and shareholders' equity	$ 240,910	$ 230,485